Exhibit 10.1

August 18, 2017

Mr. Stephen J. Mueller

Vice-President & CFO

Peak Resorts, Inc.

17409 Hidden Valley Drive

Wildwood, MO 63025

Re:  Peak Resorts Line of Credit Conditional Commitment Letter    (“Letter”)

Please be informed that our loan committee has conditionally approved your request for the loan described herein by ROYAL BANKS OF MISSOURI (the “Bank”) to PEAK RESORTS, INC., HIDDEN VALLEY GOLF AND SKI, INC., PAOLI PEAKS, INC., SNOW CREEK, INC., LBO HOLDING, INC., and SNH DEVELOPMENT, INC. (collectively, the “Borrower”) wherein the Bank is willing to lend, and the Borrower agrees to borrow not more than the Principal Amount set forth below (the “Loan”).

CONDITIONAL TERMS

Borrower:Peak Resort, Inc. a Missouri Corporation

Hidden Valley Golf and Ski, Inc., a Missouri Corporation and subsidiary of Peak Resort, Inc.

Paoli Peaks, Inc., a Missouri Corporation and subsidiary of Peak Resort, Inc.

Snow Creek, Inc., a Missouri Corporation and subsidiary of Peak Resort, Inc.

LBO Holding, Inc. (known as Attitash Resort), a Maine Corporation and subsidiary of Peak Resort, Inc.

SNH Development, Inc. (known as Crotched Mountain Resort), a Missouri Corporation and subsidiary of Peak Resort, Inc.

For purposes of this Letter and the Loan and all documents related to the Loan, the written consent of Peak Resort, Inc., shall bind its subsidiaries.

Loan Purpose:The purpose of the Loan is to modify and increase an existing loan by the Bank to the Borrower in the amount of $20,000,000 (the “Original Loan”) made pursuant to the terms of that Credit Facility, Loan and Security Agreement dated December 22, 2015 (the “Original Loan Agreement”).

Principal Amount/Up to $25,000,000, provided the Bank secures a loan participant

Use of Proceedsor participants in an aggregate amount of $7,500,000.  The Loan proceeds shall be divided as follows:

Acquisition Line:A revolving line of credit currently set at $15,000,000 to be used for the following purposes:  (a) to pay off notes numbered 105198-26201 in the amount of $9,708,338 and 105198-25648 in the amount of $2,750,000 and (b) to acquire additional ski resorts with advances limited to purchase price, closing costs, environmental testing, title costs, legal fees, surveys, and acquisition related studies.  At least 14 days prior to any advances under the Acquisition Line, Borrower shall be required to provide to Bank all documentation related to such acquisition as requested by the Bank and sufficient in the Bank’s sole discretion.

Working Line: A revolving line of credit currently set at $10,000,000 to be used to provide working capital.

Interest Rate:Prime + 1.0 percent per annum, floating and adjusted daily, until the Loan matures, which shall be 14 months after the date of the Loan (the “Maturity Date”)

Prepayment Premium:  None.

Commitment Fee:Borrower will pay to Bank a commitment fee of $50,000.00 (the “Commitment Fee”), payable concurrently with the Borrower’s acceptance of this Letter.   The Commitment Fee represents 1% of the principal increase of the Loan from the Original Loan.  The purpose of this fee is to compensate the Bank for reserving the Bank funds necessary to make the Loan contemplated herein.  Accordingly, the Commitment Fee is earned upon payment and is refundable only in accordance with the terms of this Letter.

Term:The Loan will be payable in monthly installments of interest only. All unpaid principal and interest shall be due and payable upon the Maturity Date.

If there is any available credit under the Working Line as of the Maturity Date, then Borrower will also pay a fee equal to 0.25% of the then total Principal Amount of the Working Line less the average outstanding principal balance of the Working Line for the then immediately preceding 12 month period.

Provided that Borrower is otherwise in compliance with the terms and conditions of the Loan, the Bank may renew the Loan upon the

Maturity Date, in its sole discretion, and charge the Borrower a renewal fee agreed upon by Borrower and Bank.

Distribution of Loan

Proceeds:The Bank shall have the right to designate a title attorney/title company, satisfactory to the Bank, to disburse Loan proceeds.  The Bank currently accepts First American Title Insurance Company as a title company satisfactory to the Bank.  If such Loan proceeds are distributed by a title attorney/title company, all fees of the title attorney/title company shall be paid by the Borrower and the Bank will have no liability to Borrower arising out of any negligence, malfeasance or misappropriation of or by the title attorney/title company with respect to such funds, nor shall the Bank bear any liability for the selection of the title attorney/title company.

Costs:All costs incurred by the Bank in the making and documenting of the Loan, including without limitation, insurance, title attorneys/title insurance, recordation and filing fees and costs, and the Bank’s legal fees with respect to the preparation and/or review of any documentation associated with the making, documenting and closing of the Loan (“Bank’s Direct Costs”), shall be paid by the Borrower regardless of the failure to close on the Loan and regardless of the reason for such failure to close.

Loan Documents:The Loan will be documented and closed in a manner satisfactory to the Bank, in the Bank’s sole discretion.

The Original Loan Agreement will be restated and amended (the “Restated Loan Agreement”). Terms of the Restated Loan Agreement shall be mutually satisfactory to the Borrower and the Bank.  The Borrower shall execute a note for both the Working Line and the Acquisition Line.  The Borrower shall execute modifications to any collateral instruments the Bank deems necessary or appropriate, in its sole discretion, to increase the amount of indebtedness secured thereby.  The Bank reserves the right to require any further documentation it deems necessary or appropriate, in its sole discretion, to increase the amount of indebtedness secured by the Collateral.

The documents employed to evidence the Loan will set forth terms and conditions in addition to those terms and conditions set forth in this Letter.  Additional terms and conditions may include but shall not be limited to definitions of what constitutes an event of default, the Bank’s remedies should an event of default occur, including but not limited to the Bank’s right to declare the then outstanding balance on the Loan to be immediately due and payable, and Borrower’s representations, warranties and covenants, to be made and offered by the Borrower to the Bank.  Borrower acknowledges this Letter contains the generalized terms on which the Loan shall be offered and is not intended to be, nor is it, a complete statement of the terms and conditions of the Loan.  In the event of an inconsistency between the terms of this Letter and the Loan Agreement and its ancillary agreements (collectively the “Loan Agreement”), the provisions of the Loan Agreement shall prevail.

In the event the Bank and the Borrower cannot agree on the terms and conditions to be set forth in the Loan Agreement, in their respective sole discretion, then either the Bank or the Borrower may terminate the Conditional Commitment set out in this Letter without liability to each other except the Bank shall be entitled to retain from the Commitment Fee the Bank’s Direct Costs.

Expiration of Offer:The offer set forth in this Letter shall automatically expire at 12:00 noon, St. Louis time on August 18, 2017, unless it has been accepted in writing by the Borrower specified in the acceptance signature block of this Letter and delivered to the Bank by such date and time along with the Commitment Fee.  The Bank may revoke the offer set forth in this Letter by notice, oral or written, to the Borrower before the expiration date and time until such time as the Borrower has delivered to the Bank a completely executed copy of the Letter and has paid the Bank the Commitment Fee.

Notwithstanding the Borrower’s timely acceptance of the offer set forth in this Letter and the payment of the Commitment Fee, all obligations of the Bank to close on the Loan shall expire without further notice if the Borrower fails to close on the Loan by 12:00 noon, St. Louis time, on October 18, 2017.  If this Letter and the offer set forth herein expires and the Loan is not closed, the Borrower shall obligated to pay and/or reimburse the Bank for all the Bank’s Direct Costs.

Collateral:The Loan shall be secured by the same collateral securing the Original Loan.  All documentation evidencing such Collateral, including any agreements or confirmations from third parties relating to such Collateral, shall be modified as necessary to increase the indebtedness secured by the Collateral and shall be satisfactory to the Bank in the Bank’s sole discretion.

Debt Service Account:Borrower shall open a debt service reserve account (the “Account”) at the Bank which shall be subject to the Bank’s right of setoff.   Borrower shall grant to the Bank a security interest in the Account.  On the __ day of each of January, February and March of 2018, Borrower shall deposit into the Account an amount specified by the Bank and equal to one-third of the Bank’s estimated annual interest payments required under the Loan (the “Required Deposit”).  The Bank reserves the right to increase or decrease the Required Deposit, in its sole discretion, based on increases or decreases, from time to time, of the outstanding balance of the Loan or the Interest Rate.  The Bank further reserves the right to require additional deposits into the Account, other than those required above, based on increases or decreases, from time to time, of the outstanding balance of the Loan or the Interest Rate.

Except as otherwise provided herein, the terms and conditions of the Account shall mirror those set forth in the Master Debt Service Reserve and Security Agreement between Peak Resorts, Inc., Boston Mills Ski Resort, Inc., Brandywine Ski Resort, Inc., JFBB Ski Areas, Inc., Sycamore Lake, Inc., Mount Snow, Ltd., Mad River Mountain, Inc., and Deltrecs, Inc., as Borrower, and EPT Mountain Snow, Inc., EPT Mad River, Inc., and EPT Ski Properties, Inc., as Lender, dated December 1, 2014 (the “Master Agreement”).

Covenants:The Loan Agreement will set forth covenants that replicate those set forth in the Original Loan Agreement.  In addition to those covenants set forth in the Original Loan Agreement, Borrower shall be required to pay off the entire outstanding balance of the Working Line for a period of 30 consecutive days during the term of the Loan.

Borrower shall continue to submit to Bank a quarterly compliance certificate which provides that Borrower is in compliance with all covenants set forth in the Master Agreement.

Negative Covenants:The Loan Agreement will set forth negative covenants that replicate those set forth in the Original Loan Agreement.

CONDITIONS

Except as expressly otherwise provided herein or waived by the Bank, the conditions to and requirements of the Loan, as set forth in the Loan Agreement, shall be replicated in the Restated Loan Agreement and shall equally apply to the Loan.  In addition to such conditions and requirements, Borrower shall deliver to the Bank and its counsel at least 10 business days prior to closing, an appraisal of the Collateral, including the Borrower’s Business, from a qualified appraiser, acceptable to the Bank, addressed to the Bank, in an amount satisfactory to the Bank with a Loan to value not to exceed 60%.

MISCELLANEOUS TERMS

1. The representations and warranties contained in the Loan Agreement shall survive the making of the Loan.

2. This conditional commitment by the Bank shall be personal to Borrower and the rights of Borrower, if any, hereunder may not be assigned to and may not be enforced by any other person, firm, or entity unless the Bank shall agree in writing.

3. Notwithstanding Borrower’s timely acceptance of this conditional commitment and payment of the commitment fees, in addition to the conditions and covenants stated herein, Bank reserves the right to cancel this conditional commitment and to terminate its obligations hereunder in any of the following events:

a.	Bank is unable to secure participant lenders satisfactory to the Bank;

b.

Substantial damage to, or condemnation or other loss of, a substantial part of the Collateral or Borrower’s Business, including but not limited to a loss of the Permit, which shall not have been repaired or restored to the reasonable satisfaction of Bank at the time of closing;

c.

Borrower’s credit has adversely changed in one or more material aspects from the time of conditional commitment to date of funding or Borrower becomes insolvent, bankrupt or makes an assignment for the benefit of creditors;

d.	Borrower has made any material misrepresentation(s) to Bank for the purpose of obtaining this conditional commitment.

If Borrower cancels this conditional commitment, Borrower may receive a refund of the Commitment Fee paid less the Bank’s Direct Costs incurred by the Bank up to the date of the Borrower’s cancellation.

To accept this conditional commitment, please sign and return the original copy of this letter with your check (non-refundable) in the amount of $50,000 at the office of Royal Banks of Missouri, 13171 Olive Blvd., St. Louis, MO  63141, in care of the undersigned.

ROYAL BANKS OF MISSOURI

By: /s/ Steven M. Silver___________________

    Steven M. Silver, Senior Vice President

ACCEPTANCE OF COMMITMENT

We have read, understood and agreed to the terms and conditions of the above Conditional Commitment Letter and hereby acknowledge receipt of a copy of said letter.

Agreed to and accepted this _25th ___ day of August, 2017.

Submitted with $50,000.00.

Peak Resorts, Inc.

By: /s/ Stephen J. Mueller______________________

    An Authorized Officer